Exhibit (23)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Cooper Tire & Rubber Company:

Forms S-8:
No. 2-58577	Thrift and Profit Sharing Plan

No. 33-35071	Texarkana Pre-Tax Savings Plan

No. 33-47980	1991 Stock Option Plan for Non-Employee Directors

No. 33-47981	Pre-Tax Savings Plan at the Findlay Plant

No. 333-09619	1996 Stock Option Plan

No. 333-83311	Pre-Tax Savings Plan (Clarksdale)

No. 333-83309	1998 Employee Stock Option Plan 1998 Incentive Compensation Plan

No. 333-83589	1998 Non-Employee Directors Compensation Deferral Plan

No. 333-84815	Thrift & Profit Sharing Plan

No. 333-84813	Texarkana Pre-Tax Savings Plan

No. 333-84811	Pre-Tax Savings Plan at the Findlay Plant

No. 333-103007	2001 Incentive Compensation Plan

No. 333-113315	Pre-Tax Savings Plan (Clarksdale) Pre-Tax Savings Plan at the Findlay Plant Texarkana Pre-Tax Savings Plan

No. 333-138811	Pre-Tax Savings Plan (Findlay) Pre-Tax Savings Plan (Texarkana)

No. 333-142136	2006 Incentive Compensation Plan

No. 333-157778	Spectrum Investment Plan Pre-Tax Savings Plan (Findlay) Pre-Tax Savings Plan (Texarkana)

No. 333-167231	2010 Incentive Compensation Plan

of our reports dated March 14, 2014, with respect to the consolidated financial statements and schedule of Cooper Tire & Rubber Company and the effectiveness of internal control over financial reporting of Cooper Tire & Rubber Company included in this Annual Report (Form 10-K) of Cooper Tire & Rubber Company for the year ended December 31, 2013.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

Toledo, Ohio
March 14, 2014